Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Nicholas Ashooh (News Media) (212) 770-3523
AIG REPORTS THIRD QUARTER 2008 RESULTS
Consolidated Premiums and Other Considerations Totaled $21 Billion, up 7 Percent
Quarterly Loss Reflects Ongoing Market Disruption and
Restructuring-Related Activities
     NEW YORK, NY, November 10, 2008 — American International Group, Inc. (AIG) today reported a net loss for the third quarter of 2008 of $24.47 billion or $9.05 per diluted share compared to 2007 third quarter net income of $3.09 billion or $1.19 per diluted share. Third quarter 2008 adjusted net loss, as defined below, was $9.24 billion or $3.42 per diluted share, compared to adjusted net income of $3.49 billion or $1.35 per diluted share for the third quarter of 2007. AIG’s results in the third quarter were negatively affected by financial dislocation in global markets, as well as catastrophe losses and charges related to ongoing restructuring-related activities. Insurance premiums and other considerations grew nearly 7 percent, despite these challenging conditions.
     Commenting on third quarter 2008 results, AIG Chairman and Chief Executive Officer Edward M. Liddy said, “Third quarter results reflect extreme dislocations and volatility in the capital markets and significant charges related to restructuring activities. Reported earnings are not indicative of the underlying core earnings power of our insurance businesses, which remain solidly capitalized. Retention of our customers remains strong and reflects the support and loyalty of our long-term partners, intermediaries and sponsors.”
THIRD QUARTER
(in millions, except per share data)

			Per Diluted Share
	2008	2007	2008	2007

Net income (loss)	$(24,468)	$3,085	$(9.05)	$1.19
Net realized capital gains (losses), net of tax (a)	(15,056)	(600)	(5.57)	(0.23)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	(172)	196	(0.06)	0.07

Adjusted net income (loss)	$(9,240)	$3,489	$(3.42)	$1.35

Weighted average shares outstanding (c)			2,703	2,589

     The following table summarizes the significant items, some of which are recurring, affecting reported earnings in third quarter 2008:

	(in millions)
	Pre-tax	After Tax

Income (loss)	$(28,185)	$(24,468)
Net realized capital gains (losses) (a)	(18,312)	(15,056)
Minority interest	(134)	—
FAS 133 gains (losses), excluding net realized capital gains (b)	(265)	(172)

Adjusted loss—reported	(9,474)	(9,240)

Significant items affecting the quarter Market disruption:
AIGFP unrealized market valuation loss, credit valuation adjustment, net of deferred compensation reversal	(7,576)	(4,924)
ALICO U.K. investment-linked products	(501)	(326)
Domestic Retirement Services deferred acquisition cost (DAC) charges	(728)	(473)
DAC/sales inducement asset benefit for realized capital losses	478	311
Partnership and mutual fund losses	(1,664)	(1,082)

Sub-total market disruption	(9,991)	(6,494)

Restructuring-related activities:
Tax reversal of permanent reinvestment assertion for foreign businesses	—	(3,628)
Fed facility interest expense	(802)	(521)
Goodwill impairment	(432)	(432)
UGC premium deficiency reserve (PDR) on second-lien business	(465)	(302)

Sub-total restructuring-related	(1,699)	(4,883)

Other:
Catastrophe losses	(1,391)	(904)
AGF operating results (excluding goodwill impairment)	(105)	(68)
UGC operating results (excluding PDR)	(651)	(423)

Sub-total other	(2,147)	(1,395)

Total significant items	$(13,837)	$(12,772)

     Net loss for the first nine months of 2008 was $37.63 billion or $14.40 per diluted share, compared to net income of $11.49 billion or $4.40 per diluted share in the first nine months of 2007. Adjusted net loss for the first nine months of 2008 was $14.12 billion or $5.40 per diluted share, compared to adjusted net income of $12.51 billion or $4.79 per diluted share in the first nine months of 2007.
NINE MONTHS
(in millions, except per share data)

			Per Diluted Share
	2008	2007	2008	2007

Net income (loss)	$(37,630)	$11,492	$(14.40)	$4.40
Net realized capital gains (losses), net of tax (a)	(23,038)	(673)	(8.82)	(0.26)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	(470)	(341)	(0.18)	(0.13)

Adjusted net income (loss)	$(14,122)	$12,506	$(5.40)	$4.79

Weighted average shares outstanding (c)			2,613	2,609

(a)	Represents primarily non-cash other-than-temporary impairment charges.

(b)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(c)	As a result of the losses reported in the third quarter and nine months of 2008, basic shares outstanding were used for these periods.
OVERVIEW
     Included in the third quarter 2008 net loss and adjusted net loss was a pre-tax charge of approximately $7.05 billion ($4.59 billion after tax) for a net unrealized market valuation loss related to the AIG Financial Products Corp. (AIGFP) super senior credit default swap portfolio and a pre-tax net loss of $1.09 billion ($705 million after tax) for a credit valuation adjustment on AIGFP’s assets and liabilities in accordance with FAS 157 and FAS 159.
     Additionally, third quarter 2008 results included pre-tax net realized capital losses of $18.31 billion ($15.06 billion after tax) arising primarily from other-than-temporary impairment charges on AIG’s investment portfolio. The Securities Lending program accounted for $11.7 billion of these losses, of which $6.9 billion resulted from AIG’s change in intent to hold these securities to recovery as the program winds down. The other-than-temporary impairment charges also included $3.9 billion resulting from the severe, rapid decline in fair value of securities outside of the Securities Lending program, for which AIG concluded it could not reasonably assert that the impairment period would be temporary.
     Also contributing to the loss in the third quarter were losses on partnership and mutual fund investments of $1.7 billion before tax ($1.1 billion after tax) compared to $454 million of income ($295 million after tax) in the third quarter last year.
     Included in charges related to restructuring activities, are $3.6 billion of additional deferred tax expense for the reversal of historical permanent reinvestment assertions related primarily to AIG’s foreign life businesses.
     At September 30, 2008, shareholders’ equity was $71.18 billion, including the addition of $23 billion of consideration received for preferred stock not yet issued. Consolidated assets at September 30, 2008 were $1.022 trillion.

GENERAL INSURANCE
     General Insurance third quarter 2008 operating loss before net realized capital gains (losses) was $899 million, compared to a profit of $2.51 billion in the third quarter of 2007. The comparison reflects significant catastrophe losses of $1.39 billion, primarily related to hurricanes Gustav and Ike, compared to $24 million in the third quarter of 2007, an increase in operating losses at United Guaranty Corporation (UGC) of $901 million, which included a premium deficiency reserve established on the second-lien business, and a decline in net investment income of $659 million, primarily due to losses from partnership and mutual fund investments.
     General Insurance net premiums written were $11.73 billion in the third quarter of 2008, a slight decline compared to last year’s third quarter. Commercial Insurance, which remains a core part of AIG, reported net premiums written during the third quarter of 2008 of $5.60 billion, a 6.9 percent decline from the third quarter of 2007 reflecting continued underwriting discipline, particularly in workers compensation, and economic conditions in certain key industries, including construction, transportation and real estate. Despite the difficult economic climate and other challenges, Commercial Insurance retained the vast majority of its customers and continued to write new business as customers recognized the ongoing value of the company’s market-leading capabilities. Foreign General and Private Client Group, also core AIG businesses, reported net premiums written growth of 11.5 percent, including favorable foreign exchange, and 30.2 percent, respectively.
     At September 30, 2008, General Insurance net loss and loss adjustment reserves totaled $73.75 billion, an increase of $1.42 billion in the third quarter 2008 and $4.47 billion for the nine months ended September 30, 2008. For the third quarter of 2008, net loss development from prior accident years, excluding accretion of loss reserve discount, was favorable by $144 million, largely due to a $120 million commutation. The overall favorable development consisted of approximately $473 million of favorable development from accident years 2004 through 2007, partially offset by approximately $329 million of adverse development from earlier accident years.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services third quarter 2008 operating income before net realized capital gains (losses) was $1.01 billion, compared to $2.49 billion in the third quarter of 2007. Results were adversely affected by losses from partnership and mutual fund investments due to the poor performance of equity markets and trading account losses related to certain investment-linked products in the U.K. Results were also negatively affected by increases in deferred acquisition cost expenses primarily in the Domestic Retirement Services business.
     Premiums and other considerations increased 12.7 percent, including favorable foreign exchange, to $9.35 billion. Premiums, deposits and other considerations amounted to $22.92 billion, a decline of 5.2 percent, primarily related to lower variable annuity sales both in the U.S. and internationally.
     Realized capital losses totaled $16.34 billion before tax, including $12.89 billion in the Domestic Life Insurance & Retirement Services business. Capital contributions to the Domestic Life Insurance & Retirement Services companies during the third quarter of 2008 totaled $14.9 billion, thereby maintaining strong Risk Based Capital ratios in all operating companies. In addition, capital contributions totaling $1.3 billion were made to ALICO-Japan branch and American International Assurance in Hong Kong to maintain capital and solvency ratios.

     Liquidity pressures related to the Securities Lending program have abated and will be fully resolved with the restructuring plan AIG has announced. As of September 30, 2008, total program liabilities to third parties including the Federal Reserve Bank of New York approximated $33.2 billion and the fair value of assets backing those liabilities approximated $33.3 billion. These amounts include securities lending activities for the SunAmerica Guaranteed Investment Contract business, which is reported in Asset Management.
FINANCIAL SERVICES
     Financial Services reported an $8.35 billion operating loss before net realized capital gains (losses) and the effect of FAS 133 in the third quarter of 2008, compared to a $307 million operating profit in the third quarter of 2007. AIG Financial Products Corp., currently in run-off, continued to be pressured by the deteriorating U.S. housing and credit market conditions, as well as ratings downgrades. Consumer Finance reported a $434 million loss, which included a goodwill impairment charge and an increase in the allowance for finance receivable losses due to higher delinquencies and charge offs. American General Finance has closed branches this year and reduced loan originations to a minimal level. International Lease Finance Corporation reported a 13.8 percent increase in operating income to $306 million, compared to $269 million in third quarter 2007, driven by a larger aircraft fleet, higher lease rates and lower interest rates during most of the quarter.
ASSET MANAGEMENT
     Asset Management reported a third quarter 2008 operating loss before net realized capital gains (losses) of $28 million, compared to a $353 million operating profit in the third quarter of 2007. The quarter’s results reflect lower partnership income and valuation adjustments on certain real estate investments.
OTHER OPERATIONS
     The third quarter 2008 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $1.56 billion compared to a $428 million loss in the third quarter of 2007. These results include higher interest expense that resulted from increased borrowings, including interest on the debt and equity units issued in May 2008 and borrowings under the Fed Facility.
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     Additional supplementary financial data, and a presentation on AIG’s businesses with exposure to the current credit market disruption are available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held today, November 10, 2008 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Wednesday, November 26, 2008.

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     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to special purpose vehicles formed with the Federal Reserve Bank of New York, asset dispositions, liquidity, collateral posting requirements, management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include developments in global credit markets and such other factors as are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 1A. Risk Factors and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the period ended September 30, 2008. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2008 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of market disruption items, restructuring-related activities, realized capital gains (losses), the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133, the effect of trading account losses, the effect of remediation activities, the effect of change in actuarial estimate, the effect of expenses of industry wide reviews, goodwill impairments and the effect of catastrophe-related losses.
     AIG excludes the effects of FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.

     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.